                                 AMENDMENT NO. 2
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.

        This Amendment No. 2 to Agreement of Limited Partnership (the "Partnership Agreement") of Cedar Shopping Centers Partnership, L.P. (this "Amendment") is entered into as of July 26, 2004, by and among Cedar Shopping Centers, Inc. (the "General Partner") and the limited partners signatory hereto. All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

        WHEREAS, Section 4.5 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such Section; and

        WHEREAS, the General Partner desires to amend the Partnership Agreement
(i) to establish a new class of Partnership Units, designated the 8?% Series A Cumulative Redeemable Preferred Partnership Units (the "Series A Preferred Partnership Units") and (ii) to issue the Series A Preferred Partnership Units to the General Partner.

        NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        Section 1.      Issuance of Series A Preferred Partnership Units.

        In consideration of the contribution of the net proceeds from the issue and sale by the General Partner of 2,350,000 shares of its 8?% Series A Cumulative Redeemable Preferred Stock in an underwritten public offering, the Partnership hereby issues to the General Partner 2,350,000 Series A Preferred Partnership Units.

        Section 2.      Definitions.

                A. In addition to those terms defined in the Partnership Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Partnership Agreement and in this Amendment:

                "Common Partnership Unit" means a Partnership Unit that is not a Preferred Partnership Unit.

                "Liquidation Preference Amount" means, with respect to any Preferred Partnership Unit, the amount payable with respect to such Preferred Partnership Unit (as established by the instrument designating such Preferred Partnership Unit) upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, or upon the earlier redemption of such Preferred Partnership Units, as the case may be.

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                "Preferred Partnership Unit" means any Partnership Unit issued from time to time pursuant to Section 4.5 of the Partnership Agreement that is designated by the General Partner at the time of its issuance as a Preferred Partnership Unit. Each Preferred Partnership Unit shall have such preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as shall be determined by the General Partner subject to the requirements of Section 4.5 of the Partnership Agreement.

                "Partnership Interest" means, as to a Partner, with respect to any class of Partnership Units held by such Partner, an ownership interest in such class of Partnership Units (including any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in the Partnership Agreement, together with all obligations of such Person to comply with the terms and provisions of the Partnership Agreement) as determined by dividing the number of Partnership Units in such class owned by such Partner by the total number of Partnership Units in such class then outstanding. A Partnership Interest may be expressed as a number of Partnership Units.

                "Partnership Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and
4.5 of the Partnership Agreement. The ownership of Partnership Units shall be evidenced by such form, if any, of certificate for units as the General Partner adopts from time to time on behalf of the Partnership. Without limitation on the authority of the General Partner as set forth in Section 4.5 of the Partnership Agreement, the General Partner may designate any Partnership Units, when issued, as Common Partnership Units or as Preferred Partnership Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.

        Section 3.      Requirement and Characterization of Distributions.

        Section 5.1 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.1 is inserted in its place:

                "Section 5.1 Requirement and Characterization of Distributions.

                The General Partner shall cause the Partnership to make quarterly distributions of all or such portion as the General Partner may in its discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Units who are Holders on the Partnership Record Date with respect to such quarter in the following order of priority:

                        (i) First, to the Holders of Partnership Units in such amount as is required for the Partnership to pay all distributions with respect to such Preferred Partnership Units due or payable in accordance with the instruments designating such Preferred Partnership Units through the last day of such quarter; such distributions shall be made to such Holders of Partnership Units in such order of priority and with such preferences as have been established with respect to such Preferred Partnership Units as of the last day of such calendar quarter; and

                        (ii) Second, to the Holders of Partnership Units in proportion to their respective Percentage Interests in Common Partnership Units on such Partnership Record Date;

provided that in no event may a Holder of Partnership Units receive a distribution of Available Cash with respect to a Partnership Unit if such Holder of Partnership Units is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay unit holder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations, and (b) avoid any federal income or excise tax liability of the General Partner.

                Notwithstanding anything to the contrary contained herein, in no event shall any Holder of Partnership Units receive a distribution of Available Cash with respect to any Common Partnership Unit with respect to any quarter until such time as the Partnership has distributed to the holders of the Preferred Partnership Units an amount sufficient to pay all distributions payable with respect to such Preferred Partnership Units through the last day of such quarter, in accordance with the instruments designating such Preferred Partnership Units."

        Section 4.      Tax Provisions.

        Section 6.2 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 6.2 is inserted in its place:

                "Section 6.2 Allocations of Net Income and Net Loss

                For purposes of maintaining the Capital Accounts and in determining the rights of the Holders of Partnership Units among themselves, the Partnership's items of income, gain, loss and deduction shall be allocated among the Holders of Partnership Units in each taxable year (or portion thereof) as provided herein below.

                A. Net Income. After giving effect to the special allocations set forth in Section 6.3, Net Income shall be allocated in the following manner and order of priority:

                        (1) First, to the General Partner until the cumulative allocations of Net Income under this Section 6.2.A.(1) equal the cumulative Net Losses allocated to the General Partner under Section 6.2.B.(4) hereof;

                        (2) Second, to the General Partner until the cumulative allocations of Net Income under this Section 6.2.A.(2) equal the cumulative allocations of Net Loss to the General Partner under Section 6.2.B.(3) hereof;

                        (3) Third, to those Holders of Partnership Units who have received allocations of Net Loss under Section 6.2.B.(2) hereof until the cumulative allocations of Net Income under this Section 6.2.A.(3) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Holder of Partnership Units);

                        (4) Fourth, to the Holders of Partnership Units until the cumulative allocations of Net Income under this Section 6.2.A.(4) equal the cumulative allocations of Net

Loss to such Holders of Partnership Units under Section 6.2.B.(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Holder of Partnership Units); and

                        (5) Fifth any remaining Net Income shall be allocated to the Holders of Partnership Units who hold Common Partnership Units in proportion to their respective Percentage Interests as holders of Common Partnership Units.

                B. Net Losses. After giving effect to the special allocations set forth in Section 6.3, Net Losses shall be allocated to the Holders of Partnership Units as follows:

                        (1) To the Holders of Partnership Units who hold Common Partnership Units in accordance with their respective Percentage Interests as holders of Common Partnership Units, except as otherwise provided in this Section 6.2.B.

                        (2) To the extent that an allocation of Net Loss under Section 6.2.B.(1) would cause a Holder of Partnership Units to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Holder of Partnership Units), such Net Loss shall instead be allocated to those Holders of Partnership Units, if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this Section 6.2.B.(2), the Adjusted Capital Account Deficit, in the case of the General Partner, shall be determined without regard to the amount credited to the General Partner's Capital Account for the aggregate Liquidation Preference Amount attributable to the General Partner's Preferred Partnership Units. The Net Loss allocated under this Section 6.2.B.(2) shall be allocated among the Holders of Partnership Units who may receive such allocation in proportion to and to the extent of the respective amounts of Net Loss that could be allocated to such Holders of Partnership Units without causing such Holders of Partnership Units to have an Adjusted Capital Account Deficit.

                        (3) Any remaining Net Loss shall be allocated to the General Partner to the extent that such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit of the General Partner.

                        (4) Any remaining Net Loss shall be allocated to the General Partner.

        Section 5.      Preferred Unit Allocation.

        The Partnership Agreement is hereby amended by adding the following new
Section 6.3.C to the Partnership Agreement, immediately following Section 6.3.B:

                "C.     Priority Allocation With Respect To Preferred
Partnership Units. After taking into account the special allocation provisions of Section 6.3.A, all or a portion of the remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the holders of Series A Preferred Partnership Units in an amount equal to the excess, if any, of the cumulative distributions received by the holders of Series A Preferred Partnership Units pursuant to Section 5.1(i) hereof for the current Partnership Year and all prior Partnership Years (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Partnership Units) over the cumulative allocations of Partnership gross income and gain to the holders of Series A Preferred Partnership Units under this Section 6.3.C for all prior Partnership Years."

        Section 6.      Redemption Right.

        The Partnership Agreement is hereby amended by adding the following new Sections 8.6.E and 8.6.F to the Partnership Agreement, immediately following
Section 8.6.D:

                "E.     Notwithstanding anything contained in Sections 8.6.A,
8.6.B, 8.6.C and 8.6.D, except as set forth in Section 8.6.F, no Partner shall be entitled to exercise the Redemption Right pursuant to Section 8.6.A with respect to any Preferred Partnership Unit unless (i) such Preferred Partnership Unit has been issued to and is held by a Partner other than the General Partner, and (ii) the General Partner has expressly granted to such Partner the right to redeem such Preferred Partnership Units pursuant to Section 8.6.A.

                F. Preferred Partnership Units shall be redeemed, if at all, only in accordance with such redemption rights or options as are set forth with respect to such Preferred Partnership Units (or class or series thereof) in the instruments designating such Preferred Partnership Units (or class or series thereof)."

        Section 7.      General Amendments to Partnership Agreement.

        Notwithstanding anything contained herein, all references to Partnership Units in the definition of Cash Amount and in Section 7.5.B of the Partnership Agreement shall be deemed to refer solely to Common Partnership Units, and not to Preferred Partnership Units. In addition, references in Section 14.2 of the Partnership Agreement to Percentage Interests of the Limited Partners shall be deemed to refer solely to Percentage Interests of Limited Partners with respect to Common Partnership Units. Further, the reference to Partnership Interests appearing in Section 14.2.A shall be deemed to refer only to Partnership Interests held with respect to Common Partnership Units.

        Section 8.      Exhibits to Partnership Agreement.

        The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the issuance of Series A Preferred Partnership Units to the Investor pursuant to this Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

        In addition, the Partnership Agreement is hereby amended by attaching thereto as Exhibits 1 the Exhibit 1 attached hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Partnership Agreement to be executed as of the day and year first above written.

                                        CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.

                                        By:    Cedar Shopping Centers, Inc.
                                               General Partner

                                        By:
                                               ---------------------------------
                                               Name:   Leo S. Ullman
                                               Title:  President

                                        LIMITED PARTNERS

                                        By:
                                               ---------------------------------
                                               Name:   Leo S. Ullman

                                        By:

                                               ---------------------------------
                                               Name:   Brenda J. Walker

                                    EXHIBIT 1

                    CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.

         DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND
                   QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                     OF THE

                      SERIES A PREFERRED PARTNERSHIP UNITS

                All capitalized terms in this legend have the meanings defined in the Limited Partnership Agreement of Cedar Shopping Centers Partnership, L.P.

                (1) Designation and Number. A series of Preferred Partnership Units, designated as the "8?% Series A Cumulative Redeemable Preferred Partnership Units" (the "Series A Preferred Partnership Units"), is hereby established. The number of Series A Preferred Partnership Units shall be 2,350,000. The par value of the Series A Preferred Partnership Units shall be $.01 per unit.

                (2) Rank. The Series A Preferred Partnership Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Units, and to all equity securities, the terms of which provide that such equity securities shall rank junior to the Series A Partnership Units; (b) on parity with all equity securities issued by the Partnership the terms of which specifically provide that such equity securities rank on parity with the Series A Partnership Units; and (c) junior to all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series A Preferred Partnership Units. The term "equity securities" shall not include convertible debt securities.

                (3)     Distributions.

                (a) Holders of Series A Preferred Partnership Units shall be entitled to receive, when and if declared by the General Partner, out of funds legally available for payment of distributions, cumulative preferential cash distributions at the rate of 8?% of the liquidation preference per annum (which is equivalent to a fixed annual amount of $2.21875 per Series A Preferred Partnership Unit). Such distributions shall accrue and cumulate from the date of original issuance (July 28, 2004) and shall be payable quarterly in arrears on the 20th day of February, May, August and November of each year or, if not a business day, the next succeeding business day (each a "Distribution Payment Date"). The first distribution on the Series A Preferred Partnership Units shall be paid on November 20, 2004, will be for more than a full quarter and will reflect distributions accumulated from the date of original issuance through November 20, 2004. Any distribution payable on the Series A Preferred Partnership Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable distribution record date, which shall be a date designated by the General Partner for the payment of distributions that is not more than 60 nor less than 10 calendar days immediately preceding such Distribution Payment Date (each, a "Distribution Record Date").

                (b) No distribution on the Series A Preferred Partnership Units shall be authorized or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness or any other of the Partnership's Preferred Partnership Units, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Partnership Units shall accrue and cumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared by the General Partner. Accrued but unpaid distributions on the Series A Preferred Partnership Units shall cumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest shall be payable in respect of any distribution on the Series A Preferred Partnership Units that may be in arrears.

                (c) Except as provided in the following sentence, if any Series A Preferred Partnership Units are outstanding, no distributions, other than distributions in kind of the Common Partnership Units or other Partnership Units ranking junior to the Series A Preferred Partnership Units as to distributions and upon liquidation, may be declared or paid or set apart for payment, and no other distribution may be declared or made upon, the Common Partnership Units or any other Partnership Units ranking, as to distributions and upon liquidation, on parity with or junior to the Series A Preferred Partnership Units unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for such payment on the Series A Preferred Partnership Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Partnership Units and all other Partnership Units ranking on parity, as to distributions, with the Series A Preferred Partnership Units, all distributions declared upon the Series A Preferred Partnership Units and any other Partnership Units ranking on parity, as to distributions, with the Series A Preferred Partnership Units shall be authorized pro rata so that the amount of distributions authorized per Series A Preferred Partnership Unit and each such Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Partnership Unit and such other Partnership Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Partnership Unit which may be in arrears.

                (d) Except as provided in clause (c), unless full cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for payment for all past distribution periods and the then current distribution period, no Common Partnership Units or any other Partnership Units ranking junior to or on parity with the Series A Preferred Partnership Units as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Units) by the Partnership (except by conversion into or exchange for Common Partnership Units or other Partnership Units ranking junior to the Series A Preferred Partnership Units as to distributions and amounts upon liquidation).

                (e) Holders of Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Partnership Units as described above. Any distribution payment made on the Series A Preferred Partnership Units, including any capital gain distributions, shall first be credited against the earliest accrued but unpaid distribution due with respect to the Series A Preferred Partnership Units which remains payable.

                (f) If, for any taxable year, the Partnership elects to designate as a "capital gain dividend" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all series or classes of Partnership Units (the "Total Dividends"), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Partnership Units shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Partnership Units for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Partnership will make a similar allocation with respect to any undistributed long-term capital gains of the Partnership which are to be included in its unit holders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains has been distributed as "capital gains dividends" by the Partnership to its unit holders.

                (4)     Liquidation Preference.

                (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership (referred to herein sometimes as a "liquidation"), the holders of Series A Preferred Partnership Units then outstanding shall be entitled to receive out of the assets of the Partnership legally available for distribution to unit holders (after payment or provision for payment of all debts and other liabilities of the Partnership) a liquidation preference of $25.00 per unit, (ii) the applicable premium per unit (expressed as a percentage of the liquidation preference of $25.00 per Series A Preferred Partnership Unit) as set forth in the table below during the twelve-month period beginning on July 28 of each year and (c) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Partnership Units or any equity securities that the Partnership may issue that rank junior to the Series A Preferred Partnership Units as to liquidation rights.

                       12-month period                   Applicable Premium
                ------------------------------      ----------------------------
                July 28, 2004 to July 27, 2005                   5%
                July 28, 2005 to July 27, 2006                   4%
                July 28, 2006 to July 27, 2007                   3%
                July 28, 2007 to July 27, 2008                   2%
                July 28, 2008 to July 27, 2009                   1%
                 July 28, 2009 and thereafter                     0

                (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership are insufficient to make full payment to holders of the Series A Preferred Partnership Units and any Partnership Units ranking on parity with the Series A Preferred Partnership Units as to liquidation rights, then the holders of the Series A Preferred Partnership Units and all other such Partnership Units ranking on parity with the Series A Preferred Partnership Units as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                (c) Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series A Preferred Partnership Units at the respective addresses of such holders as the same shall appear on the unit transfer records of the Partnership.

                (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Partnership Units shall have no right or claim to any of the remaining assets of the Partnership.

                (e) None of a consolidation or merger of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory share exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership's assets or business shall be considered a liquidation, dissolution or winding up of the Partnership.

                (f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of Partnership Units of the Partnership or otherwise is permitted under Delaware law, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Partnership Units will not be added to the Partnership's total liabilities.

                (5)     Redemption.

                (a) Except as otherwise set forth in this Section 5, the Series A Preferred Partnership Units are not redeemable prior to July 28, 2009, except that the Partnership will be entitled to redeem, purchase or acquire Series A Preferred Partnership Units for federal income tax purposes to maintain the General Partnership's status as a REIT.

                (b) On or after July 28, 2009 the Partnership, at its option, upon giving notice as provided below, may redeem the Series A Preferred Partnership Units, in whole or from time to time in part, for cash, at a redemption price of $25.00 per Series A Preferred Partnership Unit, plus all accrued and unpaid distributions on such Series A Preferred Partnership Units to the date of redemption, whether or not declared (the "Redemption Right").

                (c) If fewer than all of the outstanding Series A Preferred Partnership Units are to be redeemed pursuant to the Redemption Right, the Series A Preferred Partnership Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Series A Preferred Partnership Units) or by lot or in such other equitable method prescribed by the General Partner.

                (d) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for payment for all past distribution periods and the then current distribution period, no Series A Preferred Partnership Units shall be redeemed unless all outstanding Series A Preferred Partnership Units are simultaneously redeemed. In addition, unless full cumulative distributions on all Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for payment for all past distribution periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Partnership Units or any other Partnership Units ranking junior to or on parity with the Series A Preferred Partnership Units as to distributions or upon liquidation (except by conversion into or exchange for Partnership Units ranking junior to the Series A Preferred Partnership Units as to distributions and upon liquidation). The restrictions in this Section 5 on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by the Partnership of Preferred Units of any series pursuant to the Partnership Agreement or the purchase or acquisition of Series A Preferred Partnership Units pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Partnership Units.

                (e) Immediately prior to any redemption of Series A Preferred Partnership Units, the Partnership shall pay, in cash, any accrued and unpaid distributions to the redemption date, whether or not declared, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series A Preferred Partnership Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such Series A Preferred Partnership Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Series A Preferred Partnership Units before the Distribution Payment Date. Except as provided in the previous sentence, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Partnership Units for which a notice of redemption has been given.

                (f) The following provisions set forth the procedures for redemption.

                        (i) Notice of redemption will be mailed by the Partnership, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series A Preferred Partnership Units to be redeemed at their respective addresses as they appear on the unit transfer records of the Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Partnership Unit except as to the holder to whom notice was defective or not given.

                        (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Partnership Units may be listed or admitted to trading, each notice shall state:
(A) the redemption date; (B) the redemption price; (C) the number of Series A Preferred Partnership Units to be redeemed; (D) the place or places where the holders of Series A Preferred Partnership Units may surrender certificates for payment of the redemption price; and (E) that distributions on the Series A Preferred Partnership Units to be redeemed will cease to accrue on the redemption date. If less than all of the Series A Preferred Partnership Units held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series A Preferred Partnership Units held by such holder to be redeemed.

                        (iii) On or after the redemption date, each holder of Series A Preferred Partnership Units to be redeemed shall present and surrender the certificates representing his Series A Preferred Partnership Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Series A Preferred Partnership Units (including all accrued and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series A Preferred Partnership Units as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the units represented by any such certificate representing Series A Preferred Partnership Units are to be redeemed, a new certificate shall be issued representing the unredeemed units.

                        (iv) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series A Preferred Partnership Units designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accrued and unpaid distributions up to the redemption date, shall terminate with respect to such units and such units shall not thereafter be transferred (except with the consent of the Partnership) on the Partnership's transfer records, and such units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid distributions to the redemption date) of the Series A Preferred Partnership Units so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Partnership Units to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Partnership Units at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

                (g) Any Series A Preferred Partnership Units that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Partnership Units, without designation as to series until such Preferred Partnership Units are once more designated as part of a particular series by the General Partner.

                (6)     Voting Rights.

                (a) Except as required by law, the holder of the Series A Preferred Partnership Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of Partners.

                (b) So long as any Series A Preferred Partnership Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Partnership Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series A Preferred Partnership Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership or reclassify any authorized equity securities of the Partnership into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, as amended, whether by merger or consolidation (in either case, an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Partnership Units; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of the Partnership Agreement, as amended, upon the occurrence of an Event, so long as the Series A Preferred Partnership Units remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A Preferred Partnership Units, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Partnership Units; and provided further that any increase in the amount of authorized Series A Preferred Partnership Units or the creation of or increase in the amount of any other class or series of the Partnership's equity securities, in each case ranking on parity with or junior to the Series A Preferred Partnership Units with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Partnership Units.

                (c) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series A Preferred Partnership Units shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                (7) Conversion. The Series A Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

                (8) Legend. Each certificate for Series A Preferred Partnership Units shall bear legends substantially to the effect of the following:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to the Partnership and the REIT that the proposed transaction will be exempt from registration under the Act and applicable state securities laws."

                (9) Status. Upon any redemption of Series A Preferred Partnership Units, the Series A Preferred Partnership Units which are redeemed will be reclassified as authorized and unissued Preferred Partnership Units, and the number of Series A Preferred Partnership Units which the Partnership has the authority to issue will be decreased by the redemption of Series A Preferred Partnership Units, so that the Series A Preferred Partnership Units which were redeemed may not be reissued.

                (10) Exclusion of Other Rights. The Series A Preferred Partnership Units shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth herein. The Series A Preferred Partnership Units shall have no preemptive or subscription rights.

                (11) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                (12) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Partnership Units set forth in the Partnership Agreement is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Partnership Units set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Partnership Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.